Filed pursuant to Rule 433

Registration No. 333-269826-01

Constellation Energy Generation, LLC

$750,000,000 5.600% Senior Notes Due 2028

$600,000,000 5.800% Senior Notes Due 2033

February 21, 2023

Pricing Term Sheet

Issuer:	Constellation Energy Generation, LLC	Constellation Energy Generation, LLC
Expected Ratings:	Baa2 (Moody’s) / BBB (S&P)	Baa2 (Moody’s) / BBB (S&P)
Principal Amount:	$750,000,000	$600,000,000
Security Type:	Senior Notes	Senior Notes
Trade Date:	February 21, 2023	February 21, 2023
Settlement Date:	February 24, 2023 (T+3)	February 24, 2023 (T+3)
Coupon:	5.600%	5.800%
Maturity Date:	March 1, 2028	March 1, 2033
Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing September 1, 2023	Semi-annually on March 1 and September 1, commencing September 1, 2023
Benchmark Treasury:	3.500% due January 31, 2028	3.500% due February 15, 2033
Benchmark Treasury Price and Yield:	97-00 3/4 / 4.173%	96-09+ / 3.953%
Spread to Benchmark Treasury:	+143 basis points	+185 basis points
Yield to Maturity:	5.603%	5.803%
Offering Price:	99.986% of Principal Amount	99.976% of Principal Amount
Optional Redemption:

At any time prior to February 1, 2028 (one month prior to the Maturity Date) (the “Par Call Date”), at a make whole price equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Senior Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

Any time prior to December 1, 2032 (three months prior to the Maturity Date) (the “Par Call Date”), at a make whole price equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Senior Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	210385AB6 / US210385AB64	210385AC4 / US210385AC48
Joint Bookrunners: Senior Co-Managers: Co-Manager:	Barclays Capital Inc. BNP Paribas Securities Corp. Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Truist Securities, Inc.	Barclays Capital Inc. BNP Paribas Securities Corp. Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Truist Securities, Inc.
	Huntington Securities, Inc. M&T Securities, Inc. Santander US Capital Markets LLC Samuel A. Ramirez & Company, Inc.	Huntington Securities, Inc. M&T Securities, Inc. Santander US Capital Markets LLC Samuel A. Ramirez & Company, Inc.

Filed pursuant to Rule 433

Registration No. 333-269826-01

**We expect to deliver the bonds on or about February 24, 2023, which will be the third business day following the date of this term sheet (“T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet will be required, by virtue of the fact that the bonds initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.